TREDEGAR REPORTS FIRST QUARTER 2021 RESULTS
RICHMOND, VA--(BUSINESS WIRE)--5/7/2021--Tredegar Corporation (NYSE:TG, also the “Company” or “Tredegar”) today reported first quarter financial results for the period ended March 31, 2021.
First quarter 2021 net income from continuing operations was $9.6 million ($0.29 per diluted share) compared to net loss from continuing operations of $20.7 million ($0.62 per diluted share) in the first quarter of 2020.  Net income from ongoing operations, which excludes special items and discontinued operations, was $10.1 million ($0.30 per diluted share) in the first quarter of 2021 compared with $11.8 million ($0.36 per diluted share) in the first quarter of 2020. A reconciliation of net income (loss) from continuing operations, a financial measure calculated in accordance with U.S. generally accepted accounting principles (“GAAP”), to net income from ongoing operations, a non-GAAP financial measure, for the three months ended March 31, 2021 and 2020, is provided in Note (a) of the Notes to the Financial Tables in this press release.
First Quarter Financial Results Highlights
•Earnings before interest, taxes, depreciation and amortization ("EBITDA") from ongoing operations for Aluminum Extrusions of $13.3 million was $1.6 million higher than the first quarter of 2020
•EBITDA from ongoing operations for PE Films of $7.2 million was $5.2 million lower than the first quarter of 2020
•EBITDA from ongoing operations for Flexible Packaging Films of $9.6 million was $3.1 million higher than the first quarter of 2020
John Steitz, Tredegar’s president and chief executive officer said, “Bonnell’s current bookings and backlog are at record high levels. Our main challenge is overcoming a shortage in manufacturing personnel to meet production needs and customer demand. Our PE Films segment, which is mainly comprised of our Surface Protection business, performed as expected with its decline in financial performance due to a previously disclosed customer product transition. Terphane continues to deliver exceptional performance.”
THE IMPACT OF COVID-19 AND RELATED FINANCIAL CONSIDERATIONS
Essential Business and Employee Considerations
The Company’s priorities during the coronavirus ("COVID-19") pandemic continue to be to protect the health and safety of employees while keeping its manufacturing sites open due to the essential nature of many of its products. The Company has continued to manufacture the full range of products at its facilities.
The Company’s protocols to protect the health and well-being of its employees from COVID-19 continue to develop as COVID-19 informed work practices evolve and the Company responds to recommended and mandated actions of government and health authorities. In addition, to facilitate a return to fully functional operations, the Company has undertaken an education campaign to provide employees with the most accurate and up-to-date information available, particularly from the Centers for Disease Control (“CDC”), the Office of the Surgeon General and state and local health departments. The Company believes that these efforts are encouraging employees to receive a vaccine when they are eligible.
Bonnell Aluminum is experiencing higher than normal absenteeism and hiring difficulties, which it attributes to COVID-19-related factors. Bonnell Aluminum attempts to match its direct labor with demand and is facing difficulty maintaining sufficient labor to meet desired shipment levels.
All three business units are successfully managing through supply chain disruptions, including raw material shortages in aluminum and plastic resin and transportation delays.
Financial Considerations
Approximately 62% of Bonnell Aluminum’s sales volume in 2020 was related to building and construction (“B&C”) markets (non-residential B&C of 55% and residential B&C of 7%). Bonnell Aluminum continued to experience weakness in non-residential B&C during the first quarter of 2021 with related volume declining 15.1% versus the first quarter of last year. The decline in non-residential B&C volume started in the fourth quarter of 2020 after the fulfillment of contracts that existed at the start of the COVID-19 pandemic. In addition, a portion of the non-residential B&C volume decline was due to pandemic-related production inefficiencies, labor constraints and severe weather in the Southeastern United States. However, Bonnell Aluminum's performance to date during the COVID-19 environment has exceeded the Company's expectations, with current bookings and backlog at record high levels.
Demand has also remained strong during the COVID-19 pandemic for the Company’s flexible food packaging films produced by Terphane. The Surface Protection component of PE Films had record EBITDA from ongoing operations in 2020 but is now experiencing a decline in volume related to a previously disclosed customer product transition and the timing of customer orders. See the PE Films section below for further discussion.

OPERATIONS REVIEW
Aluminum Extrusions
Aluminum Extrusions, which is also referred to as Bonnell Aluminum, produces high-quality, soft-alloy and medium-strength custom fabricated and finished aluminum extrusions primarily for the following markets: B&C, automotive, and specialty (which consists of consumer durables, machinery and equipment, electrical and renewable energy, and distribution end-use products). A summary of results for Aluminum Extrusions is provided below:

	Three Months Ended		Favorable/ (Unfavorable) % Change
(In thousands, except percentages)	March 31,
	2021	2020
Sales volume (lbs)	44,365	47,317	(6.2)%
Net sales	$118,125	$117,887	0.2%
Ongoing operations:
EBITDA	$13,302	$11,677	13.9%
Depreciation & amortization	$(4,130)	$(4,113)	(0.4)%
EBIT*	$9,172	$7,564	21.3%
Capital expenditures	$2,447	$1,574
* See the net sales and EBITDA from ongoing operations by segment statements in the Financial Statements of this press release for a reconciliation of this non-GAAP measure to GAAP.
First Quarter 2021 Results vs. First Quarter 2020 Results
Net sales (sales less freight) in the first quarter of 2021 were relatively flat versus the first quarter of 2020 despite lower volume, primarily due to the pass-through of higher metal costs and an increase in average selling prices to cover higher operating costs. Sales volume in the first quarter of 2021 decreased by 6.2% versus the first quarter of 2020. Sales volume associated with non-residential B&C markets, which represented 55% of volume in 2020, declined 15.1% in the first quarter of 2021 versus the first quarter of 2020. Sales volume associated with specialty markets, which represented 31% of total volume in 2020, decreased 2.3% in the first quarter of 2021, and sales volume associated with the automotive market, which represented 9% of total volume in 2020, increased 8.0%. See “The Impact of COVID-19 and Related Financial Considerations” section for more information on business conditions.
EBITDA from ongoing operations in the first quarter of 2021 increased by $1.6 million in comparison to the first quarter of 2020, including a $2.3 million favorable variance from the timing of the flow through of aluminum raw materials costs under the first-in first-out (“FIFO”) inventory method. This favorable FIFO variance was due to aluminum raw materials previously acquired at lower prices in a quickly rising pricing environment driving a benefit of $1.0 million in the first quarter of 2021 versus a charge of $1.3 million in the first quarter of 2020. In addition, higher pricing ($0.8 million) and lower general, sales and administrative expenses ($0.8 million) were more than offset by lower volume ($1.4 million) and higher labor and other operating costs ($1.0 million).
Projected Capital Expenditures and Depreciation & Amortization
Capital expenditures for Bonnell Aluminum are projected to be $21 million in 2021, including $3 million for infrastructure upgrades at the Carthage, Tennessee and Newnan, Georgia facilities, $3 million for a roof replacement at the Elkhart, Indiana site and $4 million for strategic projects. In addition, approximately $11 million will be required to support continuity of current operations. Depreciation expense is projected to be $15 million in 2021. Amortization expense is projected to be $2 million in 2021.

PE Films
PE Films is composed of surface protection films, polyethylene overwrap and packaging films and polypropylene films for other markets. All historical results for the Personal Care component, which was sold in the fourth quarter of 2020, have been presented as discontinued operations. The Surface Protection component of the PE Films segment now includes the packaging lines and operations located at the Pottsville, Pennsylvania manufacturing site, which was previously reported within the Personal Care component of PE Films. A summary of results for PE Films is provided below:

	Three Months Ended		Favorable/ (Unfavorable) % Change
(In thousands, except percentages)	March 31,
	2021	2020
Sales volume (lbs)	10,244	12,178	(15.9)%
Net sales	$27,953	$36,800	(24.0)%
Ongoing operations:
EBITDA	$7,213	$12,413	(41.9)%
Depreciation & amortization	$(1,420)	$(1,494)	5.0%
EBIT*	$5,793	$10,919	(46.9)%
Capital expenditures	$1,233	$1,621
* See the net sales and EBITDA from ongoing operations by segment statements in the Financial Statements of this press release for a reconciliation of this non-GAAP measure to GAAP.
First Quarter 2021 Results vs. First Quarter 2020 Results
Net sales declined by $8.8 million in the first quarter of 2021 versus the first quarter of 2020 primarily due to lower volume and unfavorable mix associated with the previously disclosed customer product transitions in Surface Protection.
EBITDA from ongoing operations in the first quarter of 2021 decreased by $5.2 million versus the first quarter of 2020, primarily due to lower sales associated with the customer product transitions in Surface Protection ($5.8 million) and higher other operating costs ($0.3 million), partially offset by higher sales of products unrelated to the customer product transitions ($0.9 million).
Customer Product Transitions in Surface Protection
The Surface Protection component of PE Films supports manufacturers of optical and other specialty substrates used in flat panel display products. These films are primarily used by customers to protect components of displays in the manufacturing and transportation processes and then discarded.
The Company previously reported the risk that a portion of its film products used in surface protection applications will be made obsolete by possible future customer product transitions to less costly alternative processes or materials. These transitions principally relate to one customer. The Company believes that previously reported delays in this customer's transitions were recently resolved by the customer and much of the remaining transitions are expected to occur by the end of 2021. Under this scenario, the Company estimates that the contribution to EBITDA from ongoing operations for PE Films could decline due to the remaining customer product transitions by $18 million in 2021 versus 2020 (of which approximately $5.8 million occurred during the first quarter of 2021) and $4 million in 2022 versus 2021. To offset the expected adverse impact, the Company is aggressively pursuing and making progress in generating contribution from sales from new surface protection products, applications and customers and implementing cost savings measures. Annual contribution to EBITDA from ongoing operations for PE Films on surface protection products unrelated to the customer product transitions increased by approximately $12 million during the past two years.
Projected Capital Expenditures and Depreciation & Amortization
Capital expenditures for PE Films are projected to be $4 million in 2021, including $2 million for productivity projects and $2 million for capital expenditures required to support continuity of current operations. Depreciation expense is projected to be $6 million in 2021. There is no amortization expense for PE Films.

Flexible Packaging Films
Flexible Packaging Films, which is also referred to as Terphane, produces polyester-based films for use in packaging applications that have specialized properties, such as heat resistance, strength, barrier protection and the ability to accept high-quality print graphics. A summary of results for Flexible Packaging Films is provided below:

	Three Months Ended		Favorable/ (Unfavorable) % Change
(In thousands, except percentages)	March 31,
	2021	2020
Sales volume (lbs)	27,408	25,779	6.3%
Net sales	$32,521	$30,574	6.4%
Ongoing operations:
EBITDA	$9,623	$6,553	46.8%
Depreciation & amortization	$(466)	$(428)	(8.9)%
EBIT*	$9,157	$6,125	49.5%
Capital expenditures	$1,271	$848
* See the net sales and EBITDA from ongoing operations by segment statements in the Financial Statements of this press release for a reconciliation of this non-GAAP measure to GAAP.
First Quarter 2021 Results vs. First Quarter 2020 Results
Net sales in the first quarter of 2021 increased 6.4% compared to the first quarter of 2020 primarily due to higher sales volume and favorable product mix, partially offset by lower selling prices from the pass-through of lower resin costs.
EBITDA from ongoing operations in the first quarter of 2021 increased by $3.1 million versus the first quarter of 2020 primarily due to:
•Lower raw material costs, net of lower selling prices ($0.9 million), higher sales volume ($0.8 million), and favorable product mix ($1.1 million), partially offset by unfavorable absorption of fixed costs ($1.1 million);
•Net favorable foreign currency translation of Real-denominated operating costs ($1.0 million); and
•Foreign currency transaction gains of $0.4 million in 2021 versus gains of $0.1 million in 2020.
Projected Capital Expenditures and Depreciation & Amortization
Capital expenditures for Flexible Packaging Films are projected to be $9 million in 2021, including $5 million for new capacity for value-added products and productivity projects, and $4 million for capital expenditures required to support continuity of current operations. Depreciation expense is projected to be $2 million in 2021. Amortization expense is projected to be $0.4 million in 2021.
Corporate Expenses, Interest, Taxes & Other
Corporate expenses, net, increased in the first three months of 2021 versus the first three months of 2020 primarily due to higher employee-related compensation ($0.9 million) and higher stock compensation expense ($1.1 million), partially offset by lower professional fees ($1.0 million) related to remediation activities of previously disclosed material weaknesses in the Company’s internal control over financial reporting and business development activities.
Interest expense was $0.8 million in the first three months of 2021 in comparison to $0.6 million in the first three months of 2020, primarily due to higher average debt levels.
The effective tax rate used to compute income tax expense (benefit) for continuing operations in the first three months of 2021 was 24.4%, compared to 23.2% in the first three months of 2020. The effective tax rate from ongoing operations comparable to the earnings reconciliation table provided in Note (a) of the Notes to Financial Tables in this press release was 24.4% for the first three months of 2021 versus 24.2% for the first three months of 2020 (see also Note (f) of the Notes to Financial Tables). An explanation of differences between the effective tax rate for income (loss) from continuing operations and the U.S. federal statutory rate for 2021 and 2020 will be provided in the Form 10-Q.

Pension expense was $3.5 million in both the first three months of 2021 and the first three months of 2020. The impact on earnings from pension expense is reflected in “Corporate expenses, net” in the net sales and EBITDA from ongoing operations by segment table. Pension expense is projected to be $14 million in 2021, which is determined at the beginning of the year based on the funded status of the Company’s defined benefit pension plan and actuarial assumptions at that time. Tredegar’s frozen defined benefit pension plan was underfunded on a GAAP basis by $103 million at December 31, 2020, comprised of investments at fair value of $233 million and a projected benefit obligation (“PBO”) of $336 million. GAAP accounting requires adjustment for changes in values of assets and the PBO only at the end of each year, even though these values change daily. The Company estimates that changes to the values of pension plan assets and liabilities resulted in a decrease in the underfunding from $103 million at December 31, 2020 to approximately $70 million at March 31, 2021.
Tredegar owns approximately 19% of kaleo, Inc. (“kaléo”), which makes and sells an epinephrine delivery device under the name AUVI-Q®. The Company accounts for its investment in kaléo on a fair value method. The Company’s estimate of the fair value of its interest in kaléo at March 31, 2021 was $35.0 million ($30.0 million after taxes), essentially unchanged from the balance at December 31, 2020 of $34.6 million ($29.7 million after taxes). kaléo’s stock is not publicly traded. The ultimate value of the Company’s ownership interest in kaléo could be materially different from the estimated fair value and will ultimately be determined and realized only if and when a liquidity event occurs.
Total debt was $143 million at March 31, 2021 compared to total debt of $134 million at December 31, 2020. Net debt (debt in excess of cash and cash equivalents), a non-GAAP financial measure, was $121.1 million at March 31, 2021 compared to $122.2 million at December 31, 2020. The Company's revolving credit agreement allows borrowings of up to $375 million and matures in June 2024. The Company believes that its most restrictive covenant (computed quarterly) is the leverage ratio, which permits maximum borrowings of up to 4x EBITDA, as defined under the revolving credit agreement for the trailing four quarters ("Credit EBITDA"). The Company had Credit EBITDA and a leverage ratio (calculated in the "Liquidity and Capital Resources" section of the Company's Form 10-Q for the period ended March 31, 2021) of $93.1 million and 1.54x, respectively, at March 31, 2021. See the Notes to the Financial Tables for a reconciliation of net debt to the most directly comparable GAAP financial measure.
FORWARD-LOOKING AND CAUTIONARY STATEMENTS
Some of the information contained in this press release may constitute “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. When the Company uses the words “believe,” “estimate,” “anticipate,” “appear to,” “expect,” “project,” “plan,” “likely,” “may” and similar expressions, it does so to identify forward-looking statements. Such statements are based on the Company's then current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. It is possible that the Company's actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in or implied by these forward-looking statements. In addition, the Company's current projections for its businesses could be materially affected by the highly uncertain impact of COVID-19. As a consequence, the Company's results could differ significantly from its projections, depending on, among other things, the duration of "shelter in place" orders and the ultimate impact of the pandemic on employees, supply chains, customers and the U.S. and world economies. Accordingly, you should not place undue reliance on these forward-looking statements. Factors that could cause actual results to differ from expectations include, without limitation, the following:
•loss or gain of sales to significant customers on which the Company's business is highly dependent;
•inability to achieve sales to new customers to replace lost business;
•inability to develop, efficiently manufacture and deliver new products at competitive prices;
•failure of the Company's customers to achieve success or maintain market share;
•failure to protect our intellectual property rights;
•risks of doing business in countries outside the U.S. that affect our international operations;
•political, economic, and regulatory factors concerning the Company's products;
•uncertain economic conditions in countries in which the Company does business;
•competition from other manufacturers, including manufacturers in lower-cost countries and manufacturers benefiting from government subsidies;
•impact of fluctuations in foreign exchange rates;
•a change in the amount of the Company's underfunded defined benefit pension plan liability;
•an increase in the operating costs incurred by the Company's business units, including, for example, the cost of raw materials and energy;

•inability to successfully identify, complete or integrate strategic acquisitions; failure to realize the expected benefits of such acquisitions and assumption of unanticipated risks in such acquisitions;
•disruption to the Company's manufacturing facilities;
•the impact of public health epidemics on employees, production and the global economy, such as the COVID-19 pandemic;
•an information technology system failure or breach;
•volatility and uncertainty of the valuation of the Company's investment in kaléo;
•the impact of the imposition of tariffs and sanctions on imported aluminum ingot used by Bonnell Aluminum;
•the impact of new tariffs, duties or other trade restrictions imposed as a result of rising trade tensions between the U.S. and other countries;
•the termination of anti-dumping duties on products imported to Brazil that compete with products produced by Flexible Packaging;
•failure to establish and maintain effective internal control over financial reporting;
and the other factors discussed in the reports Tredegar files with or furnishes to the Securities and Exchange Commission (the “SEC”) from time to time, including the risks and important factors set forth in additional detail in “Risk Factors” Part I, Item 1A of the Form 10-K for the year ended December 31, 2020. Readers are urged to review and consider carefully the disclosures Tredegar makes in its filings with the SEC.
Tredegar does not undertake, and expressly disclaims any duty, to update any forward-looking statement made in this press release to reflect any change in management’s expectations or any change in conditions, assumptions or circumstances on which such statements are based, except as required by applicable law.
To the extent that the financial information portion of this press release contains non-GAAP financial measures, it also presents both the most directly comparable financial measures calculated and presented in accordance with GAAP and a quantitative reconciliation of the difference between any such non-GAAP measures and such comparable GAAP financial measures. Reconciliations of non-GAAP financial measures are provided in the Notes to the Financial Tables included with this press release and can also be found within “Presentations” in the “Investors” section of our website, www.tredegar.com.
Tredegar uses its website as a channel of distribution of material Company information. Financial information and other material information regarding Tredegar is posted on and assembled in the “Investors” section of its website.
Tredegar Corporation is an industrial manufacturer with three primary businesses: custom aluminum extrusions for the North American building & construction, automotive and specialty end-use markets; surface protection films for high-technology applications in the global electronics industry; and specialized polyester films primarily for the Latin American flexible packaging market. Tredegar had 2020 sales from continuing operations of $755 million. With approximately 2,400 employees, the Company operates manufacturing facilities in North America, South America, and Asia.

Tredegar Corporation
Condensed Consolidated Statements of Income (Loss)
(In Thousands, Except Per-Share Data)
(Unaudited)

	Three Months Ended
	March 31,
	2021	2020
Sales	$184,822	$192,136
Other income (expense), net (c)(d)	760	(26,130)
	185,582	166,006

Cost of goods sold (c)	141,285	145,169
Freight	6,223	6,875
Selling, R&D and general expenses (c)	20,105	22,214
Amortization of intangibles	723	758
Pension and postretirement benefits	3,540	3,567
Interest expense	822	555
Asset impairments and costs associated with exit and disposal activities, net of adjustments (c)	169	61
Goodwill impairment (e)	—	13,696
	172,867	192,895
Income (loss) from continuing operations before income taxes	12,715	(26,889)
Income tax expense (benefit) (c)	3,097	(6,226)
Net income (loss) from continuing operations	9,618	(20,663)
Income (loss) from discontinued operations, net of tax	(587)	(1,658)
Net income (loss)	$9,031	$(22,321)

Earnings (loss) per share:
Basic:
Continuing operations	$0.29	$(0.62)
Discontinued operations	(0.02)	(0.05)
Basic earnings (loss) per share	$0.27	$(0.67)
Diluted:
Continuing operations	$0.29	$(0.62)
Discontinued operations	(0.02)	(0.05)
Diluted earnings (loss) per share	$0.27	$(0.67)

Shares used to compute earnings (loss) per share:
Basic	33,406	33,313
Diluted	33,644	33,313

Tredegar Corporation
Net Sales and EBITDA from Ongoing Operations by Segment
(In Thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2021	2020
Net Sales
Aluminum Extrusions	$118,125	$117,887
PE Films	27,953	36,800
Flexible Packaging Films	32,521	30,574
Total net sales	178,599	185,261
Add back freight	6,223	6,875
Sales as shown in the Condensed Consolidated Statements of Income	$184,822	$192,136
EBITDA from Ongoing Operations
Aluminum Extrusions:
Ongoing operations:
EBITDA (b)	$13,302	$11,677
Depreciation & amortization	(4,130)	(4,113)
EBIT (b)	9,172	7,564
Plant shutdowns, asset impairments, restructurings and other (c)	183	(688)
Goodwill impairment (e)	—	(13,696)
PE Films:
Ongoing operations:
EBITDA (b)	7,213	12,413
Depreciation & amortization	(1,420)	(1,494)
EBIT (b)	5,793	10,919
Plant shutdowns, asset impairments, restructurings and other (c)	(124)	(28)
Flexible Packaging Films:
Ongoing operations:
EBITDA (b)	9,623	6,553
Depreciation & amortization	(466)	(428)
EBIT (b)	9,157	6,125
Plant shutdowns, asset impairments, restructurings and other (c)	(38)	—
Total	24,143	10,196
Interest income	7	27
Interest expense	822	555
Gain (loss) on investment in kaléo accounted for under fair value method (d)	718	(26,100)
Stock option-based compensation costs	468	566
Corporate expenses, net (c)	10,863	9,891
Income (loss) from continuing operations before income taxes	12,715	(26,889)
Income tax expense (benefit)	3,097	(6,226)
Net income (loss) from continuing operations	9,618	(20,663)
Net income (loss) from discontinued operations, net of tax	(587)	(1,658)
Net income (loss)	$9,031	$(22,321)

Tredegar Corporation
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	March 31, 2021	December 31, 2020
Assets
Cash & cash equivalents	$21,859	$11,846
Accounts & other receivables, net	87,648	86,327
Income taxes recoverable	2,266	2,807
Inventories	70,623	66,437
Prepaid expenses & other	14,426	19,679
Current assets of discontinued operations	3,285	1,339
Total current assets	200,107	188,435
Property, plant & equipment, net	165,618	166,545
Right-of-use leased assets	15,482	16,037
Investment in kaléo (cost basis of $7,500)	35,000	34,600
Identifiable intangible assets, net	18,012	18,820
Goodwill	67,708	67,708
Deferred income taxes	17,295	19,068
Other assets	3,131	3,506
Non-current assets of discontinued operations	151	151
Total assets	$522,504	$514,870
Liabilities and Shareholders’ Equity
Accounts payable	$94,477	$89,702
Accrued expenses	33,411	40,741
Lease liability, short-term	2,066	2,082
Income taxes payable	1,206	706
Current liabilities of discontinued operations	6,438	7,521
Total current liabilities	137,598	140,752
Lease liability, long-term	14,424	14,949
Long-term debt	143,000	134,000
Pension and other postretirement benefit obligations, net	105,998	110,585
Other non-current liabilities	5,497	5,529
Shareholders’ equity	115,987	109,055
Total liabilities and shareholders’ equity	$522,504	$514,870

Tredegar Corporation
Condensed Consolidated Statements of Cash Flows
(In Thousands)
(Unaudited)

	Three Months Ended
	2021	2020
Cash flows from operating activities:
Net income (loss)	$9,031	$(22,321)
Adjustments for noncash items:
Depreciation	5,463	7,557
Amortization of intangibles	723	758
Reduction of right-of-use lease asset	549	696
Goodwill impairment	—	13,696
Deferred income taxes	1,017	(9,804)
Accrued pension income and post-retirement benefits	3,540	3,567
(Gain) loss on investment accounted for under the fair value method	(400)	26,100
Changes in assets and liabilities:
Accounts and other receivables	(2,126)	(2,849)
Inventories	(5,442)	(6,982)
Income taxes recoverable/payable	1,102	3,478
Prepaid expenses and other	2,798	(294)
Accounts payable and accrued expenses	(2,517)	3,588
Lease liability	(535)	(741)
Pension and postretirement benefit plan contributions	(3,886)	(1,967)
Other, net	553	595
Net cash provided by operating activities	9,870	15,077
Cash flows from investing activities:
Capital expenditures	(5,259)	(4,854)
Net cash used in investing activities	(5,259)	(4,854)
Cash flows from financing activities:
Borrowings	32,000	16,500
Debt principal payments	(23,000)	(15,500)
Dividends paid	(4,025)	(4,005)
Other	915	(586)
Net cash provided by (used in) financing activities	5,890	(3,591)
Effect of exchange rate changes on cash	(488)	(2,995)
Increase in cash and cash equivalents	10,013	3,637
Cash and cash equivalents at beginning of period	11,846	31,422
Cash and cash equivalents at end of period	$21,859	$35,059

Notes to the Financial Tables
(Unaudited)
(a) Tredegar’s presentation of net income (loss) and diluted earnings (loss) per share from ongoing operations are non-GAAP financial measures that exclude the effects of gains or losses associated with plant shutdowns, asset impairments and restructurings, gains or losses from the sale of assets, goodwill impairment charges, discontinued operations and other items (which includes unrealized gains and losses for an investment accounted for under the fair value method) which have been presented separately and removed from net income (loss) from continuing operations and diluted earnings (loss) per share as reported under GAAP. Net income (loss) and diluted earnings (loss) per share from ongoing operations are key financial and analytical measures used by management to gauge the operating performance of Tredegar’s ongoing operations. They are not intended to represent the stand-alone results for Tredegar’s ongoing operations under GAAP and should not be considered as an alternative to net income (loss) from continuing operations or earnings (loss) per share as defined by GAAP. They exclude items that management believes do not relate to Tredegar’s ongoing operations. A reconciliation to net income (loss) and diluted earnings (loss) per share from ongoing operations for the three months ended March 31, 2021 and 2020 is shown below:

	Three Months Ended March 31,
($ in millions, except per share data)	2021	2020
Net income (loss) from continuing operations as reported under GAAP	$9.6	$(20.7)
After-tax effects of:
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	0.2	—
(Gains) losses from sale of assets and other:
(Gain) loss associated with the investment in kaléo	(0.6)	20.4
Other	0.9	1.6
Goodwill impairment	—	10.5
Net income (loss) from ongoing operations	$10.1	$11.8

Earnings (loss) per share from continuing operations as reported under GAAP (diluted)	$0.29	$(0.62)
After-tax effects per diluted share of:
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	—	—
(Gains) losses from sale of assets and other:
(Gain) loss associated with the investment in kaléo	(0.02)	0.61
Other	0.03	0.05
Goodwill impairment	—	0.32
Earnings (loss) per share from ongoing operations (diluted)	$0.30	$0.36
Reconciliations of the pre-tax and post-tax balances attributed to net income (loss) are shown in Note (f).

(b) EBITDA (earnings before interest, taxes, depreciation and amortization) from ongoing operations is the key profitability metric used by the Company’s chief operating decision maker to assess segment financial performance.  For more business segment information, see Note 11 in the Notes to Financial Statements in the Form 10-Q for the quarter ended March 31, 2021.
EBIT (earnings before interest and taxes) from ongoing operations is a non-GAAP financial measure included in the accompanying tables and the reconciliation of segment financial information to consolidated results for the Company in the net sales and EBITDA from ongoing operations by segment statements.  It is not intended to represent the stand-alone results for Tredegar’s ongoing operations under GAAP and should not be considered as an alternative to net income (loss) from continuing operations as defined by GAAP.  EBIT is a widely understood and utilized metric that is meaningful to certain investors.  The Company believes that including this financial metric in the reconciliation of management’s performance metric, EBITDA from ongoing operations, provides useful information to those investors that primarily utilize EBIT to analyze the Company’s core operations.

(c) Losses associated with plant shutdowns, asset impairments, restructurings and other items for the three months ended March 31, 2021 and 2020 detailed below are shown in the statements of net sales and EBITDA from ongoing operations by segment and are included in “Asset impairments and costs associated with exit and disposal activities, net of adjustments” in the condensed consolidated statements of income, unless otherwise noted.

	Three Months Ended March 31, 2021
($ in millions)	Pre-Tax	Net of Tax
Aluminum Extrusions:
(Gain) losses from sale of assets, investment writedowns and other items:
COVID-19-related expenses, net of relief[2]	$(0.2)	$(0.1)
Total for Aluminum Extrusions	$(0.2)	$(0.1)
PE Films:
(Gain) losses from sale of assets, investment writedowns and other items:
COVID-19-related expenses[2]	$0.2	$0.1
Total for PE Films	$0.2	$0.1
Corporate:
(Gains) losses associated with plant shutdowns, asset impairments and restructurings:
Maintenance costs associated with held-for-sale assets	$0.2	$0.2
(Gain) losses from sale of assets, investment writedowns and other items:
Professional fees associated with: remediation activities and other costs relating to the Company’s material weaknesses in internal control over financial reporting; and business development activities[1]	1.0	0.7
Write-down of investment in Harbinger Capital Partners Special Situations Fund[2]	0.1	0.1
Stock compensation expense associated with the fair value remeasurement of awards granted at the time of the 2020 special dividend[1]	0.4	0.3
Transition service fees, net of corporate costs associated with the divested Personal Care business[2]	(0.3)	(0.2)
Total for Corporate	$1.4	$1.1
1. Included in “Selling, R&D and general expenses” in the condensed consolidated statements of income. 2. Included in “Other income (expense), net” in the condensed consolidated statements of income.

	Three Months Ended March 31, 2020
($ in millions)	Pre-Tax	Net of Tax
Aluminum Extrusions:
(Gains) losses from sale of assets, investment writedowns and other items:
Consulting expenses for ERP feasibility study[2]	0.7	0.5
Total for Aluminum Extrusions	$0.7	$0.5
Corporate:
Professional fees associated with: remediation activities and other costs relating to the Company’s material weaknesses in internal control over financial reporting; and business development activities[2]	1.8	1.6
Write-down of investment in Harbinger Capital Partners Special Situations Fund[3]	0.2	0.1
U.S. tax benefit on foreign branch income[1]	—	(0.6)
Total for Corporate	$2.0	$1.1
1. Included in "Income tax expense (benefit)" in condensed consolidated statements of income.
2. Included in “Selling, R&D and general expenses” in the condensed consolidated statements of income.
3. Included in “Other income (expense), net” in the condensed consolidated statements of income.

(d) A gain on the Company’s investment in kaléo of $0.7 million was recognized in the three months ended March 31, 2021, compared to a loss of $26.1 million in the three months ended March 31, 2020 which is reported in “Other income (expense), net” in the condensed consolidated statements of income. The gain in the first quarter of 2021 includes a $0.3 million dividend received from kaléo.

(e) In the first quarter of 2020, the operations of Aluminum Extrusions’ Niles, Michigan and Elkhart, Indiana facilities (which were acquired as “AACOA” in October 2012) was expected to be severely impacted by the COVID-19 pandemic, with over 80% of the aluminum extrusions manufactured at these facilities sold to customers that make consumer durable products, such as recreational boating and power sports vehicles, and to customers serving the building and construction and automotive markets. As a result, a goodwill impairment charge of $13.7 million was recognized in Aluminum Extrusions, which represented the entire amount of goodwill associated with the acquisition of AACOA.

(f) Tredegar’s presentation of net income (loss) from ongoing operations is a non-GAAP financial measure that excludes the effects of gains or losses associated with plant shutdowns, asset impairments and restructurings, gains or losses from the sale of assets, goodwill impairment charges, discontinued operations, and other items (which includes unrealized gains and losses for an investment accounted for under the fair value method), which has been presented separately and removed from net income (loss) from continuing operations as reported under GAAP. Net income (loss) from ongoing operations is a key financial and analytical measure used by management to gauge the operating performance of Tredegar’s ongoing operations. It is not intended to represent the stand-alone results for Tredegar’s ongoing operations under GAAP and should not be considered as an alternative to net income (loss) from continuing operations as defined by GAAP. It excludes items that we believe do not relate to Tredegar’s ongoing operations.
Reconciliations of the pre-tax and post-tax balances attributed to net income (loss) from ongoing operations for the three months ended March 31, 2021 and 2020 are presented below in order to show the impact on the effective tax rate:

($ in millions)	Pre-tax	Tax Expense (Benefit)	After-Tax	Effective Tax Rate
Three Months Ended March 31, 2021
Net income (loss) from continuing operations reported under GAAP	$12.7	$3.1	$9.6	24.4%
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	0.2	—	0.2
(Gains) losses from sale of assets and other	0.5	0.2	0.3
Net income (loss) from ongoing operations	$13.4	$3.3	$10.1	24.4%
Three Months Ended March 31, 2020
Net income (loss) from continuing operations reported under GAAP	$(26.9)	$(6.2)	$(20.7)	23.2%
(Gains) losses from sale of assets and other	28.8	6.8	22.0
Goodwill impairment	13.7	3.2	10.5
Net income (loss) from ongoing operations	$15.6	$3.8	$11.8	24.2%

(g) Net debt is calculated as follows:

(in millions)	March 31,	December 31,
	2021	2020
Debt	$143.0	$134.0
Less: Cash and cash equivalents	21.9	11.8
Net debt	$121.1	$122.2

Net debt is not intended to represent total debt as defined by GAAP. Net debt is utilized by management in evaluating the Company’s financial leverage and equity valuation, and management believes that investors also may find net debt to be helpful for the same purposes.

CONTACT:
Tredegar Corporation
Neill Bellamy, 804-330-1211
neill.bellamy@tredegar.com